ISE Files Court Action Seeking to End Exclusive Listing of DJIA and S&P 500 Index Options

Affirmative ruling would benefit investors and options industry

NEW YORK, November 2, 2006 -- The International Securities Exchange (NYSE: ISE) today announced that it has filed a complaint in the United States District Court for the Southern District of New York seeking to end the exclusive listing of certain index options. ISE has asked the District Court to issue a declaratory judgment holding that ISE does not need a license to list index options on the Dow Jones Industrial Average (Ticker: DJX) and S&P 500 Index (Ticker: SPX). Currently, these two actively-traded index options trade exclusively on the Chicago Board Options Exchange (CBOE) pursuant to licensing agreements between CBOE and Dow Jones & Company, the provider of the Dow Jones Industrial Average, and The McGraw-Hill Companies, Inc., the provider of the S&P 500 Index. In June 2006, the United States Court of Appeals for the Second Circuit ruled that ISE did not need a license to list options on the SPDR and DIAMONDS ETFs.

"ISE was founded on the belief that competition among exchanges improves market efficiency and, ultimately, benefits investors," said David Krell, ISE's President and Chief Executive Officer. "We have witnessed this occurrence for equity, ETF, and certain index options since ISE announced its entry into the market eight years ago, providing the spark that ended the practice of exclusively listing options on only one exchange. As a result of ISE's leadership, the market has experienced increased liquidity, tighter spreads, and lower customer transaction fees, and we want to deliver those same benefits to investors in the remaining exclusively-listed index options."

Since options have become multiply listed, annual options volumes have nearly tripled from 507 million contracts traded on all exchanges in 1999 to over 1.5 billion contracts traded in 2005. Year-to-date options volumes are up an additional 40.1% according to The Options Clearing Corporation (OCC).

Copies of ISE's complaint are available from the United States District Court for the Southern District of New York. ISE is represented in the litigation by DLA Piper US LLP.

ISE Background

International Securities Exchange Holdings, Inc. (NYSE: ISE), through its subsidiaries, operates a family of innovative securities markets. ISE is founded on the principle that technology and competition create better, more efficient markets for investors and consists of an options exchange, a stock exchange and an alternative markets platform. ISE continually enhances its trading systems and develops new products to provide investors with the best marketplace and investment tools to trade smarter.

ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully-electronic US options exchange. Currently, ISE is the largest U.S. equity options exchange and is among the leading options exchanges in the world. ISE offers index options, including a portfolio of proprietary index products, and enhanced market data products for sophisticated investors. ISE FX Options(TM) are slated to launch in the first quarter of 2007.

ISE Stock Exchange, launched in September 2006 with strategic partners, includes an innovative MidPoint Match(TM) platform which offers investors continuous price improvement. It is expected that MidPoint Match will be integrated with a fully-displayed Best Bid Offer market in the fourth quarter of 2006.

ISE's alternative markets business currently consists of an events market trading platform known as Longitude. Longitude's patented and proprietary technology provides a unique parimutuel structure for derivatives auctions which results in greater trading and pricing flexibility for market participants.

For more information about ISE and its options exchange, visit www.iseoptions.com and for more information about ISE Stock Exchange, visit www.isestock.com. Additionally, to learn more about ISE alternative markets technology, visit www.longitude.com.

CONTACT:

Media:

Molly H. McGregor

International Securities Exchange

212-897-0275

mmcgregor@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Forward Looking Statements

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q, as amended.

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